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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this registration statement on Form S-8 of Gartner, Inc. of:

- our reports dated February 4, 2003, relating to the consolidated balance sheets of Gartner, Inc. and subsidiaries as of December 31, 2002, September 30, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss) and cash flows for the three month period ended December 31, 2002, and each of the years in the three-year period ended September 30, 2002, and the related consolidated financial statement schedule, which reports appear in the December 31, 2002 Transition Report on Form 10-KT of Gartner, Inc., dated March 31, 2003. Our reports dated February 4, 2003 contain an explanatory paragraph indicating that the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" effective October 1, 2001; and

- our reports dated October 29, 2002, relating to the consolidated balance sheets of Gartner, Inc. as of September 30, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss) and cash flows for each of the years in the three-year period ended September 30, 2002, and the related consolidated financial statement schedule, which reports appear in the September 30, 2002 Annual Report on Form 10-K of Gartner, Inc. dated December 27, 2002. Our reports dated October 29, 2002 contain an explanatory paragraph indicating that the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" in the year ended September 30, 2002.


                                  /s/ KPMG LLP


New York, New York
April 24, 2003